Exhibit 10.3

October 30, 2020

Tommy Lewis Address on file

Dear Tommy,

I'm delighted to confirm your position with Tivity Health as SVP, Chief Operating Officer, reporting directly to me.

The following compensation will apply:

•

Effective December 1, 2020, your base salary will be $380,000.00, or $14,615.38 payable bi-weekly, which represents an increase of $30,000.00 ("Base Salary Increase") over your current base salary of $350,000.00 ("Current Base Salary"). Your Current Base Salary will remain subject to the current 25% salary reduction, which remains in effect through December 31, 2020. Your Base Salary Increase will not be impacted by the 25% salary reduction. Your full base salary of $380,000.00 will be instated on January 1, 2021.

•

Your bonus award target will be 50% of your eligible base earnings. Payout is not guaranteed but is contingent upon achievement of company and individual performance objectives. Should your role change during the year, your bonus eligibility and target may be adjusted accordingly.

•

Continued eligibility for our Long-term Incentive (LTI) plan, with a target value of $400,000.00. Individual LTI eligibility, target values, and design are determined annually by the Compensation Committee of the Board of Directors and may consist of stock options, restricted stock units, performance stock units, market stock units, restricted cash and/or performance cash.

•	Continued eligibility to receive our full benefits package.
•	Continued eligibility to participate in our 401(k) program.

Like all responsible companies, Tivity Health has a few conditions that come along with this offer.

Restrictive Covenants

Upon acceptance of this offer, you understand and agree that your employment is contingent upon your execution of and delivery to the company of a Trade Secret and Proprietary Information Agreement, enclosed. To translate, that means you need to protect our proprietary information. You also agree to comply with all policies relating to the acceptable use of all systems and information assets of the company during your employment.

At-Will Employment

You understand that your employment with Tivity Health is for an unspecified duration that constitutes at-will employment and that either you or the company can terminate this relationship at any time, with or without cause.

Company Events and Activities

While here, you'll have the opportunity to participate in a number of engaging activities and events. We take photos at events and share them across our sites. Sometimes those photos, stories, and videos are so great that we use them for other purposes, such as recruiting videos, sales or client meetings, and even Board meetings. You accept that your image may be used by Tivity Health.

Tommy Lewis offer letter, page 2 SVP, Chief Operating Officer

Please return a signed copy of this offer letter to me. Feel free to contact me directly should you have any questions or need assistance with the enclosed materials.

Tommy, we are grateful for your contributions and dedication to Tivity Health and are excited to have you as a key part  of our organization going forward.

Best,

Richard Ashworth

President & Chief Executive Officer

Acknowledged and Agreed:

/s/ Tommy LewisNov. 2, 2020

Tommy LewisDate